Exhibit 99.1

McClatchy Reports Third Quarter 2015 Results

- Revenue categories other than print newspaper advertising grew to 68.9% of Q3 2015 total revenues

- Free cash flow of $68.8 million over 12-month period ended Q3 2015 vs $53.7 million in fiscal 2014

- Reduced debt by $25.0 million in Q3 2015

- Repurchased 1.35 million shares of Class A Common stock in Q3 2015

- Received dividend distribution of $7.5 million from CareerBuilder in Q3 2015

- Received distribution of $23.3 million from CV sale proceeds in October 2015

- Expects operating cash flow growth in Q4 2015 compared to Q4 2014

SACRAMENTO, Calif., Oct. 27, 2015 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today reported net income from continuing operations in the third quarter of 2015, excluding certain items (adjusted earnings), of $3.2 million, an improvement when compared to a net loss from continuing operations in the third quarter of 2014, adjusted for similar items, of $0.7 million.

On a GAAP basis, the company reported a net loss from continuing operations in the third quarter of 2015 of $1.1 million, or $0.01 per share, also an improvement when compared to the results reported for the same period in the previous year. In the third quarter of 2014 the company reported a net loss from continuing operations of $2.6 million, or $0.03 per share, and including the impact of discontinued operations, was a net loss of $2.8 million.

Pat Talamantes, McClatchy's president and CEO, said, "Despite challenging headwinds, our revenue and expense initiatives continue to gain traction. This is evidenced by the improvement we saw in our operating cash flow trend in the third quarter compared to the first two quarters of 2015. We expect this trend to continue to improve with growth in operating cash flow in the fourth quarter."

Talamantes continued, "We were also busy this quarter strengthening our capital structure. We reduced debt principal by $25 million during the quarter by repurchasing bonds at a discount to par. We saw an improvement in our trailing-twelve-month free cash flow generation compared to fiscal 2014 as cash interest continues to decline, and we continue to keep tight control over capital expenditures. Additionally, we took advantage of our undervalued stock by repurchasing approximately 1.35 million shares of Class A Common stock during the quarter. Importantly, our cash position remains strong. We received a $7.5 million cash distribution from CareerBuilder early in the third quarter and we ended the quarter with $19.6 million in cash. And our cash balance on a proforma basis, including $23.3 million that we received early in the fourth quarter from funds that were held in escrow for the sale of Classified Ventures, is $42.9 million. Our efforts to improve our capital structure aren't stopping there. In the fourth quarter we have embarked on a review of our real estate assets to identify strategic monetization alternatives that we may choose to pursue over time."

Third Quarter Results

Total revenues, including gross sales of Cars.com and certain other digital products and services, in the third quarter of 2015 were $258.1 million, down 7.0% compared to the third quarter of 2014. Total advertising revenues, based upon gross sales, were $156.7 million, down 10.2% compared to the same quarter last year. The third-quarter performance for total advertising revenues reflects an improvement in trend of just over two percentage points compared to results for the first half of 2015. Notably, national advertising revenues increased 2.0% during the quarter, an important factor leading to the improving trend in total advertising. National digital advertising revenues finished up 35.2% for the quarter, more than offsetting the decline in print-related national advertising revenues.

Overall, the decline in total advertising revenue compared to the 2014 third quarter was driven by the decline in print-related revenue, which was partially offset by growth in total digital and digital-only advertising revenue. For the third quarter of 2015, digital-only advertising revenues reported on a gross basis grew 9.6% and total digital gross advertising revenues were up 0.8% compared to the same quarter last year. The pace of growth in digital-only advertising revenues increased significantly from 4.7% in the first half.

On a GAAP basis, which reports revenues associated with the sales of Cars.com and certain other digital products and services net of wholesale fees paid to third-party vendors, total revenues in the third quarter of 2015 were $251.2 million, down 7.9% compared to the third quarter of 2014. Advertising revenues were $149.9 million, down 11.8% compared to the same quarter last year.

Direct marketing advertising revenues declined 2.8% in the quarter, an improvement compared to reported results in the first and second quarters of 2015. The improving trend reflects the cycling over of results from the third quarter of 2014 that included the elimination of certain niche products, as well as the successful rollout of new products offered in our markets.

Audience revenues were $89.3 million, down 2.2% from the same quarter in 2014. As a result of pricing initiatives and continued growth in digital subscriptions, total digital audience revenues grew 12.4% compared to the same quarter last year, and digital-only audience revenues were up 34.4%. Digital-only subscribers grew to 77,600 in the third quarter of 2015 representing an increase of 16.4% from the third quarter of 2014. The monthly unique visitor count finished the quarter down 3.2% compared to the same quarter last year when monthly unique visitors were up 11.4%. Mobile users continue to grow and represented 54.9% of total monthly unique visitors in the quarter.

Total revenues on a gross basis, excluding print newspaper advertising, accounted for 68.9% of total revenues in the quarter, an improvement from 64.8% in the third quarter of 2014.

Results in the third quarter of 2015 included the following items:

  A gain on the extinguishment of debt totaling $1.6 million ($1.0 million after-tax);
  Severance charges totaling $2.6 million ($1.6 million after-tax);
  Accelerated depreciation charges totaling $4.9 million ($2.9 million after-tax); and
  Other restructuring charges totaling $1.4 million ($0.9 million after-tax).

Adjusted earnings excluding the items above were $3.2 million. Operating cash expenses, excluding severance and certain other charges, declined 7.2% from the same quarter last year. This decrease is in spite of an increase of $1.5 million of investments related to growth initiatives and digital infrastructure.

Operating cash flow from continuing operations was $39.7 million in the third quarter of 2015, down 11.5% compared to the third quarter last year, but reflects a significant improvement to the declines reported in the first and second quarters of 2015. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

First Nine Months Results

Including gross sales of Cars.com and certain other digital products and services, total revenues for the first nine months of 2015 were $791.9 million, down 6.9% compared to the first nine months of 2014. Total advertising revenues were $480.8 million, down 11.6% compared to the first nine months of last year. Difficult retail and national advertising performance caused print advertising to decline with some of the weakness partially offset by growth in digital-only advertising revenue. Advertising comparisons also reflect the loss of revenues resulting from the disposition of Apartments.com in April 2014.

On a GAAP basis, which reports revenues associated with the sales of Cars.com and certain other digital products and services net of wholesale fees paid to third-party vendors, total revenues for the first nine months of 2015 were $770.7 million, down 7.9% compared to the first nine months of 2014. Advertising revenues were $459.6 million, down 13.3% compared to the first nine months of 2014.

The company recorded a loss from continuing operations for the first nine months of 2015, excluding the net impact of certain items itemized below, of $5.4 million. The loss from continuing operations for the first nine months of 2014, when excluding similar items, was $4.0 million. (Non-GAAP measurements are discussed below.)

The net loss from continuing operations for the first nine months of 2015 was $309.0 million, or $3.54 per share, which includes non-cash after tax impairment charges related to goodwill and newspaper mastheads of $296.6 million. The net loss excluding these charges was $12.4 million. Net income from continuing operations for the first nine months of 2014 was $73.0 million, or $0.83 per share, which included among other items, a combined pre-tax gain of $145.9 million primarily from McClatchy's share of the gain from Classified Ventures' sale of Apartments.com and to a lesser extent a gain on the sale of its 50% partnership interest in McClatchy-Tribune Information Services ("MCT"). Net income including discontinued operations for the first nine months of 2014 was $71.3 million, or $0.81 per share, while there were no such discontinued operations reported for the first nine months of 2015.

Results for the first nine months of 2015 included the following items:

  A gain on the extinguishment of debt totaling $0.7 million ($0.5 million after-tax);
  A distribution from Classified Ventures totaling $7.5 million and a gain related to the sale of Classified Ventures totaling $0.6 million (combined $5.0 million after-tax);
  Non-cash goodwill and newspaper masthead impairment totaling $300.4 million ($296.6 million after-tax);
  Severance charges totaling $10.7 million ($6.5 million after-tax);
  Accelerated depreciation charges totaling $6.7 million ($4.0 million after-tax); and
  Other restructuring charges totaling $3.1 million ($1.9 million after-tax).

Operating cash flow from continuing operations was $108.4 million for the first nine months of 2015, down 21.8% compared to the first nine months of 2014. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

Other Third Quarter Business and Financial Highlights

Interest expense declined $11.9 million in the third quarter of 2015 compared to the third quarter of 2014 and declined $34.3 million for the first nine months of 2015 compared to the first nine months of 2014. Cash interest is expected to decline about $42 million for all of 2015 as a result of lower debt balances compared to 2014.

Debt at the end of the third quarter of 2015, after repurchasing $25.0 million of bonds, was $966.1 million. The company finished the quarter with $19.6 million in cash. The leverage ratio at the end of the third quarter as defined in the company's credit agreement was 4.59 times cash flow compared to a maximum leverage covenant of 6.0 times cash flow (as defined).

Income from equity investments declined $2.2 million in the third quarter of 2015. Income from equity investments included results from Classified Ventures in the third quarter of 2014 with no results in 2015 (Apartments.com sold on April 1, 2014, and Cars.com sold on Oct. 1, 2014). In early August of 2015, the company received a normal operating cash distribution of $7.5 million from CareerBuilder.

The company has received $30.8 million in 2015 related to distributions and proceeds from Classified Ventures. The previously disclosed distribution of $7.5 million was received in the second quarter of 2015 and the company received a cash distribution of $23.3 million during October 2015 relating to funds held in escrow as part of the company's sale of its interest in Classified Ventures. The amount received from escrow represents a majority of the final proceeds from the Classified Ventures sale and will be recorded in the fourth quarter financial statements as a reduction of other current assets. A total of $2.3 million remains in escrow subject to final review of a potential sales tax claim that may have existed for sales incurred prior to the October 1, 2014 sale date of Classified Ventures.

During the third quarter of 2015, the company repurchased approximately 1.35 million shares of Class A Common stock at a weighted average price of $1.12 per share under its share repurchase program. The program, which was launched on April 24, 2015 and later revised on August 19, 2015, provides for $15 million of stock buybacks through 2016. Under the program, total cumulative shares repurchased through the end of the third quarter of 2015 are approximately 1.92 million shares, or $2.17 million of the total buyback approved through the end of 2016.

Outlook

For the fourth quarter of 2015, management expects digital-only advertising revenues to accelerate into the high-teens to low-twenty percent range compared to the fourth quarter of 2014. Direct marketing and audience revenues are expected to be approximately flat in the fourth quarter compared to the fourth quarter of 2014. For fourth quarter of 2015, cash expenses are expected to decline in the high-single-digit percent range reflecting the savings from McClatchy's legacy cost reduction initiatives. Operating cash flow is expected to grow in the fourth quarter of 2015, the most significant quarter of the year for the company's revenues and operating cash flow. Therefore, cash flow in the full second half of 2015 is expected to be approximately flat with the second half of 2014.

The company's statistical report, which summarizes revenue performance for the third quarter of 2015, is attached.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as gross revenues, adjusted net loss from continuing operations, operating cash flow, operating cash flow margin, and free cash flow from operations. Adjusted net loss from continuing operations is defined as net loss from continuing operations excluding amounts (net of tax) for a gain on the sale of an equity investment and distributions, pre-closing expenses related to the sale of equity investment, goodwill and other intangible asset impairment, impairment charges related to equity investments, gain on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating loss plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. Free cash flow from operations is defined as operating cash flow less cash paid for interest, taxes from operations, and capital expenditures. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models and industry peers.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 50495194) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenue and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 28, 2014, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2015	2014	2015	2014
REVENUES - NET:
Advertising	$ 149,860	$ 169,843	$ 459,627	$ 530,094
Audience	89,310	91,344	273,361	271,114
Other	12,041	11,712	37,761	35,253
	251,211	272,899	770,749	836,461
OPERATING EXPENSES:
Compensation	95,015	100,595	302,778	312,628
Newsprint, supplements and printing expenses	22,583	27,649	71,882	84,009
Depreciation and amortization	27,295	23,804	75,892	90,025
Other operating expenses	97,929	102,301	301,503	307,616
Goodwill and other asset impairments	-	-	300,429	1,024
	242,822	254,349	1,052,484	795,302

OPERATING INCOME (LOSS)	8,389	18,550	(281,735)	41,159

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(21,230)	(33,126)	(65,740)	(100,013)
Interest income	64	14	197	64
Equity income in unconsolidated companies, net	5,158	7,398	13,701	24,366
Gains related to equity investments	-	11	8,093	145,904
Gain on extinquishment of debt, net	1,632	-	749	-
Other - net	(44)	374	(292)	518
	(14,420)	(25,329)	(43,292)	70,839

Income (loss) from continuing operations before taxes	(6,031)	(6,779)	(325,027)	111,998
Income tax provision (benefit)	(4,882)	(4,160)	(16,035)	39,031
INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,149)	(2,619)	(308,992)	72,967

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	-	(141)	-	(1,620)
NET INCOME (LOSS)	$ (1,149)	$ (2,760)	$ (308,992)	$ 71,347

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$ (0.01)	$ (0.03)	$ (3.54)	$ 0.84
Loss from discontinued operations	-	-	-	(0.02)
Net income (loss) per share	$ (0.01)	$ (0.03)	$ (3.54)	$ 0.82

Diluted:
Income (loss) from continuing operations	$ (0.01)	$ (0.03)	$ (3.54)	$ 0.83
Loss from discontinued operations	-	-	-	(0.02)
Net income (loss) per share	$ (0.01)	$ (0.03)	$ (3.54)	$ 0.81

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	87,168	86,868	87,277	86,692
Diluted	87,168	86,868	87,277	88,441

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 3
	Combined			Print			Digital

Revenues:	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Advertising revenues reported at gross for certain digital contracts (historical)
Retail	$71,511	$83,881	-14.7%	$51,876	$64,320	-19.3%	$19,635	$19,561	0.4%
National	11,186	10,972	2.0%	5,940	7,093	-16.3%	5,246	3,879	35.2%
Classified Total	45,431	50,391	-9.8%	22,369	26,281	-14.9%	23,062	24,108	-4.3%
Automotive	16,450	18,533	-11.2%	3,815	5,540	-31.1%	12,635	12,993	-2.8%
Real Estate	6,536	7,543	-13.4%	3,880	4,662	-16.8%	2,656	2,881	-7.8%
Employment	7,967	8,887	-10.4%	3,609	4,123	-12.5%	4,358	4,764	-8.5%
Other	14,478	15,428	-6.2%	11,064	11,955	-7.5%	3,414	3,473	-1.7%
Direct Marketing	28,398	29,212	-2.8%	28,398	29,212	-2.8%
Other Advertising	194	127	52.8%	194	129	50.4%
(A) Total Advertising	$156,720	$174,583	-10.2%	$108,777	$127,035	-14.4%	$47,943	$47,548	0.8%

Memo: Digital-only							$33,514	$30,590	9.6%

Audience	89,310	91,344	-2.2%	64,317	69,113	-6.9%	24,993	22,230	12.4%
Other	12,041	11,712	2.8%
Total Revenues	$258,071	$277,639	-7.0%

(B) Wholesale fees for certain advertising contracts	$6,860	$4,740	44.7%

Advertising revenues reported at net for certain digital contracts (GAAP)
Retail	$71,511	$83,881	-14.7%	$51,876	$64,320	-19.3%	$19,635	$19,561	0.4%
National	11,186	10,972	2.0%	5,940	7,093	-16.3%	5,246	3,879	35.2%
Classified Total	38,571	45,651	-15.5%	22,369	26,281	-14.9%	16,202	19,368	-16.3%
Automotive	9,804	14,029	-30.1%	3,816	5,540	-31.1%	5,988	8,485	-29.4%
Real Estate	6,536	7,543	-13.4%	3,880	4,662	-16.8%	2,656	2,881	-7.8%
Employment	7,753	8,651	-10.4%	3,608	4,123	-12.5%	4,145	4,529	-8.5%
Other	14,478	15,428	-6.2%	11,064	11,955	-7.5%	3,414	3,473	-1.7%
Direct Marketing	28,398	29,212	-2.8%	28,398	29,212	-2.8%
Other Advertising	194	127	52.8%	194	129	50.4%
(A) - (B) Total Net Advertising	$149,860	$169,843	-11.8%	$108,777	$127,035	-14.4%	$41,083	$42,808	-4.0%

Memo: Digital-only							$26,762	$25,965	3.1%

Audience	89,310	91,344	-2.2%	64,317	69,113	-6.9%	24,993	22,230	12.4%
Other	12,041	11,712	2.8%
Total Revenues	$251,211	$272,899	-7.9%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,063.8	3,453.2	-11.3%

Millions of Preprints Distributed				749.0	844.5	-11.3%

Audience:
Daily Average Total Circulation*				1,517.3	1,585.7	-4.3%
Sunday Average Total Circulation*				2,326.3	2,534.9	-8.2%
Monthly Unique Visitors							42,035.6	43,422.0	-3.2%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	September Year-to-Date
	Combined			Print			Digital

Revenues	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Advertising revenues reported at gross for certain digital contracts (historical)
Retail	$225,585	$264,457	-14.7%	$166,192	$206,049	-19.3%	$59,393	$58,408	1.7%
National	31,838	36,943	-13.8%	18,264	24,687	-26.0%	13,574	12,256	10.8%
Classified Total	138,563	152,503	-9.1%	69,283	79,764	-13.1%	69,280	72,739	-4.8%
Automotive	48,670	55,339	-12.1%	11,824	17,137	-31.0%	36,846	38,202	-3.5%
Real Estate	20,554	23,199	-11.4%	12,437	14,835	-16.2%	8,117	8,364	-3.0%
Employment	24,571	27,706	-11.3%	10,954	12,357	-11.4%	13,617	15,349	-11.3%
Other	44,768	46,259	-3.2%	34,068	35,436	-3.9%	10,700	10,823	-1.1%
Direct Marketing	84,075	89,691	-6.3%	84,075	89,691	-6.3%
Other Advertising	692	300	130.7%	692	300	130.7%
(A) Total Advertising	$480,753	$543,894	-11.6%	$338,506	$400,491	-15.5%	$142,247	$143,403	-0.8%

Memo: Digital-only (excl apts.com)							$95,837	$90,095	6.4%

Audience	273,361	271,114	0.8%	199,638	204,663	-2.5%	73,723	66,451	10.9%
Other	37,761	35,253	7.1%
Total Revenues	$791,875	$850,261	-6.9%

(B) Wholesale fees for certain advertising contracts	$21,126	$13,800	53.1%

Advertising revenues reported at net for certain digital contracts (GAAP)
Retail	$225,585	$264,457	-14.7%	$166,193	$206,049	-19.3%	$59,393	$58,408	1.7%
National	31,838	36,943	-13.8%	18,264	24,687	-26.0%	13,574	12,256	10.8%
Classified Total	117,437	138,703	-15.3%	69,283	79,764	-13.1%	48,154	58,939	-18.3%
Automotive	28,319	42,326	-33.1%	11,824	17,136	-31.0%	16,495	25,190	-34.5%
Real Estate	20,554	23,199	-11.4%	12,437	14,835	-16.2%	8,117	8,364	-3.0%
Employment	23,796	26,919	-11.6%	10,955	12,357	-11.3%	12,842	14,562	-11.8%
Other	44,768	46,259	-3.2%	34,068	35,436	-3.9%	10,700	10,823	-1.1%
Direct Marketing	84,075	89,691	-6.3%	84,075	89,691	-6.3%
Other Advertising	692	300	130.7%	692	300	130.7%
(A) - (B) Total Net Advertising	$459,627	$530,094	-13.3%	$338,507	$400,491	-15.5%	$121,121	$129,603	-6.5%

Memo: Digital-only (excl apts.com)							$75,058	$76,879	-2.4%

Audience	273,361	271,114	0.8%	199,638	204,663	-2.5%	73,723	66,451	10.9%
Other	37,761	35,253	7.1%
Total Revenues	$770,749	$836,461	-7.9%

Advertising Statistics for Dailies:
Full Run ROP Linage				9,282.1	10,613.4	-12.5%

Millions of Preprints Distributed				2,321.3	2,717.5	-14.6%

Audience:
Daily Average Total Circulation*				1,627.9	1,702.3	-4.4%
Sunday Average Total Circulation*				2,462.6	2,607.2	-5.5%
Monthly Unique Visitors							42,955.3	43,385.3	-1.0%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income (Loss) from Continuing Operations to Operating Cash Flows

	Quarters Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2015	2014	2015	2014
REVENUES - NET:
Advertising	$ 149,860	$ 169,843	$ 459,627	$ 530,094
Audience	89,310	91,344	273,361	271,114
Other	12,041	11,712	37,761	35,253
	251,211	272,899	770,749	836,461
OPERATING EXPENSES:
Compensation excluding severance charges	92,461	98,496	292,092	307,625
Newsprint, supplements and printing expenses	22,583	27,649	71,882	84,009
Other cash operating expenses	96,517	101,945	298,414	306,182
Cash operating expenses excluding
severance and other charges	211,561	228,090	662,388	697,816
Severance charges	2,554	2,099	10,686	5,003
Other charges	1,412	356	303,518	2,458
Depreciation and amortization	27,295	23,804	75,892	90,025
Total operating expenses	242,822	254,349	1,052,484	795,302

OPERATING INCOME / (Loss)	8,389	18,550	(281,735)	41,159
Add back:
Depreciation and amortization	27,295	23,804	75,892	90,025
Severance charges	2,554	2,099	10,686	5,003
Other charges	1,412	356	303,518	2,458
OPERATING CASH FLOW	$ 39,650	$ 44,809	$ 108,361	$ 138,645

OPERATING CASH FLOW MARGIN	15.8%	16.4%	14.1%	16.6%

Reconciliation of Net Income / (Loss) from Continuing Operations to Adjusted Net Income / (Loss)

Net income / (Loss) from continuing operations:	$ (1,149)	$ (2,619)	$ (308,992)	$ 72,967

Add back certain items, net of tax:
Gain on extinguishment of debt	(1,035)	-	(475)	-
Gain related to equity investment distribution	-	-	-	(89,046)
Gain on sale of equity investments	-	(3)	(5,024)	(1,060)
Impairment charge related to equity investment	-	497	-	497
Intangible asset impairment charges	-	-	296,595	-
Pre-closing expenses related to sale of equity investment	-	274	-	274
Severance charges	1,558	970	6,538	2,605
Accelerated depreciation on equipment	2,938	-	4,005	8,332
Real estate related charges	63	-	96	979
Other charges	826	227	1,841	579
Reversal of interest on tax items	-	-	-	(141)
Adjusted net income / (Loss) from continuing operations	$ 3,201	$ (654)	$ (5,416)	$ (4,014)

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Cash Flow From Operations to Free Cash Flow

		Year Ended	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Trailing 12 Months
		December 28,	December 28,	March 29,	June 28,	September 27,	September 27,
		2014	2014	2015	2015	2015	2015
Operating income		$ 82,323	$ 41,164	$ (1,158)	$ (288,966)	$ 8,389	$ (240,571)
Add back:
Depreciation & amortization		113,638	23,613	23,663	24,934	27,295	99,505
Severance charges		5,488	485	4,183	3,949	2,554	11,171
Other charges		9,047	6,594	555	301,551	1,412	310,112
Operating cash flow		$ 210,496	$ 71,856	$ 27,243	$ 41,468	$ 39,650	$ 180,217

Cash interest paid		(121,375)	(43,380)	(12,695)	(28,820)	(11,726)	(96,621)
Cash taxes from operations	[1]	(11,968)	6,024	12,519	(8,335)	(10,802)	(594)
Capital expenditures		(23,441)	(3,436)	(2,575)	(4,617)	(3,574)	(14,202)
Free cash flow from operations		$ 53,712	$ 31,064	$ 24,492	$ (304)	$ 13,548	$ 68,800

Footnotes
1	Excludes taxes paid for unusual transactions (i.e. sales of equity investments)

CONTACT: Ryan Kimball, Assistant Treasurer & Director of Investor Relations, 916-321-1849, rkimball@mcclatchy.com